Exhibit 99.2

SPACCircle Acquisition Corp. Completes $100 Million Initial Public Offering

SACRAMENTO, Oct. 28, 2026 (GLOBE NEWSWIRE) -- SPACCircle Acquisition Corp. (the “Company”) announced the closing of its initial public offering of 10,000,000 units at $10.00 per unit. The units began trading on October 27, 2026 on the Nasdaq Global Market (“Nasdaq”) under the symbol “SCQCU”. Each unit consists of one Class A ordinary share of the Company, one redeemable warrant, entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share, and one right to receive one half (1/2) of one Class A ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares, warrants and rights will be listed on Nasdaq under the symbols “SCQC,” “SCQCW” and “SCQCR” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $100,500,000 (or $10.05 per unit sold in the public offering) was placed in trust.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It may pursue an initial business combination target in any business or industry.

D. Boral acted as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or via email at dbccapitalmarkets@dboralcapital.com, or by accessing the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

A registration statement relating to these securities has been declared effective by the SEC on October 26, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:
SPACCircle Acquisition Corp.
John Dicconson
Chief Executive Officer and Chairman
831-236-7207